NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 30, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 15, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Each share of the 5.25% Mandatory Convertible Preferred Stock, Series A, will automatically convert on May 15, 2017 into 0.9337 shares of Common Stock of American Tower Corporation for each share of the 5.25% Mandatory Convertible Preferred Stock, Series A, held. Cash will be paid in lieu of fractional shares. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 15, 2017.